EXHIBIT 99.1

Eagle Bancorp Montana Earns $2.2 Million, or 0.28 per Diluted Share, in the Fourth Quarter of 2023 and $10.1 Million, or $1.29 per Diluted Share, for the Year 2023

Declares Quarterly Cash Dividend of $0.14 Per Share

HELENA, Mont., Jan. 23, 2024 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $2.2 million, or $0.28 per diluted share, in the fourth quarter of 2023, compared to $2.6 million, or $0.34 per diluted share, in the preceding quarter, and $3.6 million, or $0.47 per diluted share, in the fourth quarter of 2022. For the year 2023, net income was $10.1 million, or $1.29 per diluted share, compared to $10.7 million, or $1.45 per diluted share, in 2022.

Eagle’s board of directors declared a quarterly cash dividend to $0.14 per share on January 18, 2024. The dividend will be payable March 1, 2024 to shareholders of record February 9, 2024. The current dividend represents an annualized yield of 3.81% based on recent market prices.

“Our full year 2023 results reflect steady organic loan growth,” said Laura F. Clark, President and CEO. “We made efforts to attract high quality loans and were successful, achieving loan growth of 9.7% for the year. The total loan portfolio yield of 5.70% improved four basis points from the prior quarter. Additionally, we have maintained strong credit fundamentals, and our asset quality metrics continue to be solid. While the high interest rate environment continues to be a challenge, we are well positioned with a strong balance sheet to continue our steady growth in 2024.”

Fourth Quarter 2023 Highlights (at or for the three-month period ended December 31, 2023, except where noted):

  Net income was $2.2 million, or $0.28 per diluted share, in the fourth quarter of 2023, compared to $2.6 million, or $0.34 per diluted share, in the preceding quarter, and $3.6 million, or $0.47 per diluted share, in the fourth quarter a year ago.
  Net interest margin (“NIM”) was 3.32% in the fourth quarter of 2023, compared to 3.41% in the preceding quarter, and a 78 basis point contraction compared to 4.10% in the fourth quarter a year ago.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) were $21.0 million in the fourth quarter of 2023, compared to $21.6 million in the preceding quarter and $22.9 million in the fourth quarter a year ago.
  The accretion of the loan purchase discount into loan interest income from acquisitions was $168,000 in the fourth quarter of 2023, compared to accretion on purchased loans from acquisitions of $175,000 in the preceding quarter.
  Total loans increased 9.7% to $1.48 billion, at December 31, 2023, compared to $1.35 billion a year earlier, and changed minimally compared to September 30, 2023.
  The allowance for credit losses represented 1.11% of portfolio loans and 196.0% of nonperforming loans at December 31, 2023. The allowance for loan losses represented 1.03% of portfolio loans and 180.0% of nonperforming loans at December 31, 2022.
  The Company’s available borrowing capacity was approximately $398.5 million at December 31, 2023.
	December 31, 2023
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$175,737	$266,017
Federal Reserve Bank discount window	-	32,472
Correspondent bank lines of credit	-	100,000
Total	$175,737	$398,489

  The Company paid a quarterly cash dividend in the fourth quarter of $0.14 per share on December 1, 2023 to shareholders of record November 10, 2023.

Balance Sheet Results

Eagle’s total assets increased 6.5% to $2.08 billion at December 31, 2023, compared to $1.95 billion a year ago, and increased 0.6% from $2.06 billion three months earlier. The investment securities portfolio totaled $318.3 million at December 31, 2023, compared to $349.5 million a year ago, and $308.8 million at September 30, 2023.

Eagle originated $92.0 million in new residential mortgages during the quarter and sold $26.2 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.86%. This production compares to residential mortgage originations of $114.1 million in the preceding quarter with sales of $109.0 million and an average gross margin on sale of mortgage loans of approximately 3.29%.

Total loans increased $130.8 million, or 9.7%, compared to a year ago, and $8.7 million, or 0.6%, from three months earlier. Commercial real estate loans increased 12.9% to $608.7 million at December 31, 2023, compared to $539.1 million a year earlier. Agricultural and farmland loans increased 11.4% to $267.9 million at December 31, 2023, compared to $240.4 million a year earlier. We continue to build expertise in agricultural lending. Commercial construction and development loans increased 4.6% to $158.1 million, compared to $151.1 million a year ago. Residential mortgage loans increased 15.2% to $156.6 million, compared to $135.9 million a year earlier. Commercial loans increased 4.3% to $132.7 million, compared to $127.3 million a year ago. Home equity loans increased 17.0% to $86.9 million, residential construction loans decreased 27.3% to $43.4 million, and consumer loans increased 9.1% to $30.1 million, compared to a year ago.

Total deposits were $1.64 billion at December 31, 2023, which was unchanged compared to December 31, 2022, and a 1.2% increase compared to $1.62 billion at September 30, 2023. Noninterest-bearing checking accounts represented 25.6%, interest-bearing checking accounts represented 12.9%, savings accounts represented 14.1%, money market accounts comprised 20.2% and time certificates of deposit made up 27.2% of the total deposit portfolio at December 31, 2023. Time certificates of deposit include $72.4 million in brokered certificates at December 31, 2023, compared to none at December 31, 2022 and $40.0 million at September 30, 2023. The average cost of deposits was 1.49% in the fourth quarter of 2023, compared to 1.28% in the preceding quarter and 0.40% in the fourth quarter of 2022. The estimated amount of uninsured deposits at December 31, 2023 was $275.4 million, or 17% of total deposits, compared to $283.3 million, or 17% of total deposits, at September 30, 2023.

“Our deposit mix has leaned towards higher cost time deposits, while the increase in overall cost of deposits has slowed. We anticipate deposit rates will stabilize during the first half of 2024,” said Miranda Spaulding, CFO.

Shareholders’ equity was $169.3 million at December 31, 2023, compared to $158.4 million a year earlier and $157.3 million three months earlier. Book value per share was $21.11 at December 31, 2023, compared to $19.79 a year earlier and $19.69 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $16.05 at December 31, 2023, compared to $14.52 a year earlier and $14.55 three months earlier.

Operating Results

“Our NIM contracted over the linked quarter as the increase in cost of funds continued to outpace the growth in yields on earning assets,” said Clark. “We anticipate funding costs to start to stabilize over the next several quarters.”

Eagle’s NIM was 3.32% in the fourth quarter of 2023, compared to 3.41% in the preceding quarter, and a 78 basis point contraction compared to 4.10% in the fourth quarter a year ago. The interest accretion on acquired loans totaled $168,000 and resulted in a four basis-point increase in the NIM during the fourth quarter of 2023, compared to $175,000 and a four basis-point increase in the NIM during the preceding quarter. Funding costs for the fourth quarter were 2.58%, compared to 2.37% in the third quarter of 2023. Funding costs were 0.85% in the fourth quarter of 2022. Average yields on interest earning assets for the fourth quarter of 2023 increased to 5.36%, compared to 5.27% in the third quarter of 2023 and 4.72% in the fourth quarter a year ago. For the year, the NIM was 3.51% compared to 4.03% for 2022.

Net interest income, before the provision for credit losses, decreased 2.5% to $15.2 million in the fourth quarter of 2023, compared to $15.6 million in the third quarter of 2023, and decreased 13.7% compared to $17.6 million in the fourth quarter of 2022. For the year 2023, net interest income decreased 1.3% to $62.5 million, compared to $63.3 million in 2022.

Fourth quarter revenues decreased 2.8% to $21.0 million, compared to $21.6 million in the preceding quarter and decreased 8.3% compared to $22.9 million in the fourth quarter a year ago. For the year, revenues were $85.2 million, compared to $89.5 million in 2022. The decrease compared to a year ago was largely due to lower volumes in mortgage banking activity.

Eagle’s total noninterest income decreased 3.7% to $5.8 million in the fourth quarter of 2023, compared to $6.0 million in the preceding quarter, and increased 9.7% compared to $5.3 million in the fourth quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $3.7 million in the fourth quarter of 2023, compared to $4.3 million in the preceding quarter and $3.3 million in the fourth quarter a year ago. For the year, noninterest income decreased 13.3% to $22.7 million, compared to $26.2 million in 2022. Net mortgage banking revenue decreased 23.2% to $15.0 million in 2023, compared to $19.5 million in 2022. These decreases were largely driven by a decline in net gain on sale of mortgage loans. This was impacted by lower loan volumes and margin compression.

Fourth quarter noninterest expense increased 5.7% to $18.9 million, compared to $17.9 million in the preceding quarter and increased 4.0% compared to $18.2 million in the fourth quarter a year ago. For the year, noninterest expense decreased 2.2% to $72.1 million, compared to $73.7 million in 2022. The decrease year-over-year was largely due to acquisition costs in 2022.

For the fourth quarter of 2023, the Company recorded an income tax benefit of $315,000, compared to an income tax provision of $524,000 in the preceding quarter and $787,000 in the fourth quarter of 2022. The effective tax rate for the year was 13.7%, compared to 22.7% for the same period in 2022. The anticipated effective tax rate for 2023 was lower due to the increase in proportion of tax-exempt income compared to the pretax earnings. In addition, during 2023 the Company recorded tax credits and other tax benefits related to investments in low income housing tax credit projects.

Credit Quality

Beginning January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the CECL model. The adoption resulted in a $700,000 increase to the allowance for credit losses, a $1.5 million increase to the allowance for unfunded loan commitments, and a net-of-tax cumulative effect adjustment of $1.6 million which decreased the beginning balance of retained earnings.

The provision for credit losses was $270,000 in the fourth quarter of 2023, compared to $588,000 in the preceding quarter and $347,000 in the fourth quarter a year ago. The allowance for credit losses represented 195.2% of nonperforming loans at December 31, 2023, compared to 209.3% three months earlier and 180.0% a year earlier. Nonperforming loans were $8.4 million at December 31, 2023, $7.8 million at September 30, 2023, and $7.8 million a year earlier.

Eagle had $5,000 of other real estate owned and other repossessed assets on its books at December 31, 2023. There was no other real estate owned and other repossessed assets at September 30, 2023 or December 31, 2022.

Net loan charge-offs totaled $10,000 in the fourth quarter of 2023, compared to net loan charge-offs of $108,000 in the preceding quarter and net loan charge-offs of $197,000 in the fourth quarter a year ago. The allowance for credit losses was $16.4 million, or 1.11% of total loans, at December 31, 2023, compared to $16.2 million, or 1.10% of total loans, at September 30, 2023, and $14.0 million, or 1.03% of total loans, a year ago. In addition, during

Capital Management

The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) increased to 6.32% at December 31, 2023 from 6.10% a year ago and 5.75% three months earlier. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale, which resulted from unrealized losses primarily related to rapid increases in interest rates. The improvement for December 31, 2023 compared to the prior quarter was driven by the decline in interest rates on the intermediate to long end of the yield curve over the past quarter. As of December 31, 2023, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 9.78% as of December 31, 2023.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 29 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics including the magnitude and duration of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; the impact of adverse developments affecting the U.S. banking industry, including the associated impact of any continuing regulatory changes or other mitigation efforts taken by governmental agencies in bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory response thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; our ability to appropriately address social, environmental, and sustainability concerns that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and related taxes and 5) return on average assets, excluding acquisition costs and related taxes. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and performance trends, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	December 31,	September 30,	December 31,
	2023	2023	2022

Assets:
Cash and due from banks	$23,243	$19,743	$19,321
Interest bearing deposits in banks	1,302	1,040	2,490
Total cash and cash equivalents	24,545	20,783	21,811
Securities available-for-sale, at fair value	318,279	308,786	349,495
Federal Home Loan Bank ("FHLB") stock	9,191	10,438	5,089
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	11,432	17,880	8,250
Loans:
Real estate loans:
Residential 1-4 family	156,578	146,938	135,947
Residential 1-4 family construction	43,434	48,135	59,756
Commercial real estate	608,691	611,963	539,070
Commercial construction and development	158,132	151,614	151,145
Farmland	142,590	143,789	136,334
Other loans:
Home equity	86,932	83,221	74,271
Consumer	30,125	29,832	27,609
Commercial	132,709	129,952	127,255
Agricultural	125,298	130,329	104,036
Unearned loan fees (1)	-	-	(1,745)
Total loans	1,484,489	1,475,773	1,353,678
Allowance for credit losses (2)	(16,440)	(16,230)	(14,000)
Net loans	1,468,049	1,459,543	1,339,678
Accrued interest and dividends receivable	12,485	13,657	11,284
Mortgage servicing rights, net	15,853	15,738	15,412
Assets held-for-sale, at fair value	-	-	1,305
Premises and equipment, net	94,282	92,979	84,323
Cash surrender value of life insurance, net	47,939	47,647	47,724
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	5,880	6,264	7,459
Other assets	28,860	30,478	17,683
Total assets	$2,075,666	$2,063,064	$1,948,384

Liabilities:
Deposit accounts:
Noninterest bearing	418,727	435,655	468,955
Interest bearing	1,216,468	1,179,823	1,166,317
Total deposits	1,635,195	1,615,478	1,635,272
Accrued expenses and other liabilities	36,462	31,597	26,458
FHLB advances and other borrowings	175,737	199,757	69,394
Other long-term debt, net	58,999	58,962	58,844
Total liabilities	1,906,393	1,905,794	1,789,968

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429 shares issued; 8,016,784, 7,988,132 and 8,006,033
shares outstanding at December 31, 2023, September 30, 2023, and
December 31, 2022, respectively	85	85	85
Additional paid-in capital	108,819	109,422	109,164
Unallocated common stock held by Employee Stock Ownership Plan	(4,583)	(4,727)	(5,156)
Treasury stock, at cost (490,645, 519,297 and 501,396 shares at
December 31, 2023, September 30, 2023 and December 31, 2022, respectively)	(11,124)	(11,574)	(11,343)
Retained earnings	96,021	94,979	92,023
Accumulated other comprehensive loss, net of tax	(19,945)	(30,915)	(26,357)
Total shareholders' equity	169,273	157,270	158,416
Total liabilities and shareholders' equity	$2,075,666	$2,063,064	$1,948,384

(1) Unearned loan fees are included in individual loan categories for December 31, 2023 and September 30, 2023.
(2) Allowance for credit losses on loans at December 31, 2023 and September 30, 2023; allowance for loan losses for prior period.

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Interest and dividend income:
Interest and fees on loans	$21,481	$21,068	$17,420	$79,423	$60,353
Securities available-for-sale	2,790	2,794	2,716	11,376	8,579
FRB and FHLB dividends	247	212	142	727	302
Other interest income	23	20	22	89	228
Total interest and dividend income	24,541	24,094	20,300	91,615	69,462
Interest expense:
Interest expense on deposits	6,090	5,152	1,673	17,857	3,124
FHLB advances and other borrowings	2,569	2,672	357	8,562	514
Other long-term debt	684	683	657	2,719	2,512
Total interest expense	9,343	8,507	2,687	29,138	6,150
Net interest income	15,198	15,587	17,613	62,477	63,312
Provision for credit losses (1)	270	588	347	1,456	2,001
Net interest income after provision for credit losses	14,928	14,999	17,266	61,021	61,311

Noninterest income:
Service charges on deposit accounts	444	447	445	1,757	1,668
Mortgage banking, net	3,718	4,338	3,306	14,970	19,489
Interchange and ATM fees	663	643	707	2,524	2,375
Appreciation in cash surrender value of life insurance	301	382	287	1,466	1,035
Net loss on sale of available-for-sale securities	-	-	-	(222)	(6)
Other noninterest income	686	225	555	2,227	1,659
Total noninterest income	5,812	6,035	5,300	22,722	26,220

Noninterest expense:
Salaries and employee benefits	11,359	10,837	11,010	42,973	44,521
Occupancy and equipment expense	1,972	1,956	2,160	8,072	7,601
Data processing	1,673	1,486	1,367	5,943	5,995
Advertising	445	340	367	1,375	1,419
Amortization	386	386	439	1,587	1,334
Loan costs	461	517	412	1,887	2,036
FDIC insurance premiums	288	301	229	1,150	559
Professional and examination fees	438	408	371	1,922	1,469
Acquisition costs	-	-	-	-	2,296
Other noninterest expense	1,869	1,644	1,802	7,180	6,453
Total noninterest expense	18,891	17,875	18,157	72,089	73,683

Income before (benefit) provision for income taxes	1,849	3,159	4,409	11,654	13,848
(Benefit) provision for income taxes	(315)	524	787	1,598	3,147
Net income	$2,164	$2,635	$3,622	$10,056	$10,701

Basic earnings per share	$0.28	$0.34	$0.47	$1.29	$1.45
Diluted earnings per share	$0.28	$0.34	$0.47	$1.29	$1.45

Basic weighted average shares outstanding	7,809,274	7,784,279	7,776,145	7,793,352	7,376,275

Diluted weighted average shares outstanding	7,815,022	7,791,966	7,777,552	7,798,244	7,386,253

(1) Provision for credit losses on loans for the quarter ended December 31, 2023 and September 30, 2023; provision for loan losses for prior periods.

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Years Ended
	December 31,	September 30,	December 31,
	2023	2023	2022

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,845	$3,591	$2,965
Net change in fair value of loans held-for-sale and derivatives	(40)	(71)	(509)
Mortgage servicing income, net	913	818	850
Mortgage banking, net	$3,718	$4,338	$3,306

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$11,396		$18,610
Net change in fair value of loans held-for-sale and derivatives	194		(1,842)
Mortgage servicing income, net	3,380		2,721
Mortgage banking, net	$14,970		$19,489

Performance Ratios (For the quarter):
Return on average assets	0.42%	0.51%	0.75%
Return on average equity	5.68%	6.63%	9.38%
Yield on average interest earning assets	5.36%	5.27%	4.72%
Cost of funds	2.58%	2.37%	0.85%
Net interest margin	3.32%	3.41%	4.10%
Core efficiency ratio*	88.08%	80.89%	77.33%

Performance Ratios (Year-to-date):
Return on average assets	0.50%		0.60%
Return on average equity	6.33%		6.87%
Yield on average interest earning assets	5.14%		4.42%
Cost of funds	2.11%		0.54%
Net interest margin	3.51%		4.03%
Core efficiency ratio*	82.75%		78.24%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2023	2023	2022

Nonaccrual loans	$8,395	$7,753	$2,200
Loans 90 days past due and still accruing	26	-	1,076
Restructured loans, net	-	-	4,502
Total nonperforming loans	8,421	7,753	7,778
Other real estate owned and other repossessed assets	5	-	-
Total nonperforming assets	8,426	$7,753	$7,778

Nonperforming loans / portfolio loans	0.57%	0.53%	0.57%
Nonperforming assets / assets	0.41%	0.38%	0.40%
Allowance for credit losses / portfolio loans	1.11%	1.10%	1.03%
Allowance for credit losses/ nonperforming loans	195.23%	209.34%	179.99%
Gross loan charge-offs for the quarter	$11	$122	$216
Gross loan recoveries for the quarter	$1	$14	$19
Net loan charge-offs for the quarter	$10	$108	$197

	December 31,	September 30,	December 31,
	2023	2023	2022
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$21.11	$19.69	$19.79
Tangible book value per share**	$16.05	$14.55	$14.52
Shares outstanding	8,016,784	7,988,132	8,006,033
Tangible common equity to tangible assets***	6.32%	5.75%	6.10%

Other Information:
Average investment securities for the quarter	$306,678	$319,308	$348,267
Average investment securities year-to-date	$328,533	$335,898	$336,779
Average loans for the quarter ****	$1,494,181	$1,476,584	$1,345,776
Average loans year-to-date ****	$1,436,672	$1,417,291	$1,194,788
Average earning assets for the quarter	$1,817,419	$1,812,610	$1,705,349
Average earning assets year-to-date	$1,780,727	$1,768,361	$1,572,106
Average total assets for the quarter	$2,062,267	$2,052,443	$1,934,002
Average total assets year-to-date	$2,015,586	$1,999,864	$1,768,919
Average deposits for the quarter	$1,626,598	$1,602,770	$1,655,298
Average deposits year-to-date	$1,603,861	$1,596,201	$1,514,158
Average equity for the quarter	$152,516	$158,933	$154,409
Average equity year-to-date	$158,807	$160,917	$155,655

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale.

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Calculation of Core Efficiency Ratio:
Noninterest expense	$18,891	$17,875	$18,157	$72,089	$73,683
Acquisition costs	-	-	-	-	(2,296)
Intangible asset amortization	(386)	(386)	(439)	(1,587)	(1,334)
Core efficiency ratio numerator	18,505	17,489	17,718	70,502	70,053

Net interest income	15,198	15,587	17,613	62,477	63,312
Noninterest income	5,812	6,035	5,300	22,722	26,220
Core efficiency ratio denominator	21,010	21,622	22,913	85,199	89,532

Core efficiency ratio (non-GAAP)	88.08%	80.89%	77.33%	82.75%	78.24%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2023	2023	2022
Tangible Book Value:
Shareholders' equity	$169,273	$157,270	$158,416
Goodwill and core deposit intangible, net	(40,620)	(41,004)	(42,199)
Tangible common shareholders' equity (non-GAAP)	$128,653	$116,266	$116,217

Common shares outstanding at end of period	8,016,784	7,988,132	8,006,033

Common shareholders' equity (book value) per share (GAAP)	$21.11	$19.69	$19.79

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$16.05	$14.55	$14.52

Tangible Assets:
Total assets	$2,075,666	$2,063,064	$1,948,384
Goodwill and core deposit intangible, net	(40,620)	(41,004)	(42,199)
Tangible assets (non-GAAP)	$2,035,046	$2,022,060	$1,906,185

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.32%	5.75%	6.10%

Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022

Net interest income after provision for credit losses	$14,928	$14,999	$17,266	$61,021	$61,311
Noninterest income	5,812	6,035	5,300	22,722	26,220

Noninterest expense	18,891	17,875	18,157	72,089	73,683
Acquisition costs	-	-	-	-	(2,296)
Noninterest expense, excluding acquisition costs (non-GAAP)	18,891	17,875	18,157	72,089	71,387

Income before (benefit) provision for income taxes, excluding acquisition costs	1,849	3,159	4,409	11,654	16,144
(Benefit) provision for income taxes, excluding acquisition costs
related taxes (non-GAAP)	(315)	524	787	1,598	3,669
Net Income, excluding acquisition costs and related taxes (non-GAAP)	$2,164	$2,635	$3,622	$10,056	$12,475

Diluted earnings per share (GAAP)	$0.28	$0.34	$0.47	$1.29	$1.45
Diluted earnings per share, excluding acquisition costs and related
taxes (non-GAAP)	$0.28	$0.34	$0.47	$1.29	$1.69

Return on Average Assets, Excluding Acquisition Costs and Related Taxes	(Unaudited)
(Dollars in thousands)	December 31,	September 30,	December 31,
	2023	2023	2022
For the quarter:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$2,164	$2,635	$3,622
Average total assets quarter-to-date	$2,062,267	$2,052,443	$1,934,002
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.42%	0.51%	0.75%

Year-to-date:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$10,056	$7,892	$12,475
Average total assets year-to-date	$2,015,586	$1,999,864	$1,768,919
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.50%	0.53%	0.71%

* See Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes table for GAAP to non-GAAP reconciliation.

Contacts:	Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, SVP and CFO
(406) 441-5010